Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We consent to the incorporation by reference in the following Registration Statements of our report dated October 30, 2004, except for Note N, as to which the date is November 18, 2004, with respect to the consolidated financial statements of Kronos Incorporated (the “Company”) included in this Annual Report (Form 10-K) for the year ended September 30, 2004.

o	Form S-8 Nos. 333-08987, 333-52209, 333-59444, 33-49430, and 333-36402 relating to the Company's 1992 Equity Incentive Plan;

o	Form S-8 No. 333-82370 and 333-117879 relating to the Company's 2002 Stock Incentive Plan; and

o	Form S-8 No. 333-107572 pertaining to the 2003 Employee Stock Purchase Plan.

                              /s/ Ernst & Young LLP

Boston, Massachusetts
December 8, 2004